EXHIBIT 10.1

EXECUTION VERSION

JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of December 22, 2015 (this “Agreement”), by and among Cypress Semiconductor Corporation (the “Borrower”), the lenders set forth on Schedule I attached hereto (each an “Initial Incremental Term Loan Lender” and collectively the “Initial Incremental Term Loan Lenders” and, together with any financial institution that becomes a lender of the Incremental Term Loan (as defined below) pursuant to Section 11.06 of the Credit Agreement (as defined below), the “Incremental Term Loan Lenders”) and Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Amended and Restated Credit and Guaranty Agreement, dated as of March 12, 2015 (as it may be further amended, supplemented or otherwise modified, including by that certain Amendment No. 1 to Amended and Restated Credit and Guaranty Agreement, dated as of October 20, 2015, by and among the Borrower, the Administrative Agent, the Guarantors party thereto and the Lenders party thereto, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, as collateral agent and as swing line lender and Morgan Stanley Bank, N.A., as issuing bank;

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may request a New Term Loan Commitment by entering into a Joinder Agreement with a New Term Loan Lender; and

WHEREAS, each Initial Incremental Term Loan Lender will become a New Term Loan Lender in respect of the Incremental Term Loan (as defined below) and the Incremental Term Loan Commitment (as defined below) will become a New Term Loan Commitment in respect of the Incremental Term Loan.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Initial Incremental Term Loan Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto (and the Administrative Agent hereby accepts such appointment); (iv) appoints and authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto (and the Collateral Agent hereby accepts such appointment) and (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Each Initial Incremental Term Loan Lender hereby commits to provide its Incremental Term Loan Commitment to the Borrower (the Term Loan borrowed by the Borrower pursuant to this Agreement shall be referred to as the “Incremental Term Loan”) on the following terms and conditions:

1. Appointment of Lead Arrangers and Agents.   Credit Suisse Securities (USA) LLC (“CS”) is hereby appointed (and CS hereby accepts such appointment) Lead Arranger, Bookrunner, and Syndication Agent hereunder and under the other Credit Documents and each Initial Incremental Term Loan Lender (including in its capacities as a potential counterparty under a Secured Hedge Agreement or Secured Treasury Services Agreement) and the Borrower hereby authorize CS (and CS hereby accepts such appointment) to act as Lead Arranger, Bookrunner and Syndication Agent in accordance with the terms hereof and the other Credit Documents.  Fifth Third Bank (“FTB”) is hereby appointed Lead Arranger and Bookrunner hereunder and under the other Credit Documents and each Initial Incremental Term Loan Lender (including in its capacities as a potential counterparty under a Secured Hedge Agreement or Secured Treasury Services Agreement) and the Borrower hereby authorize FTB to act as Lead Arranger and Bookrunner in accordance with the terms hereof and the other Credit Documents. BMO Harris Bank, N.A. (“BMO”) is hereby appointed Co-Manager hereunder and under the other Credit Documents and each Initial Incremental Term Loan Lender (including in its capacities as a potential counterparty under a Secured Hedge Agreement or Secured Treasury Services Agreement) and the Borrower hereby authorize BMO to act as Co-Manager in accordance with the terms hereof and the other Credit Documents. Each bank serving as a Lead Arranger, Bookrunner, Co-Manager or Syndication Agent hereunder shall have the same rights and powers as though it were not a Lead Arranger, Bookrunner, Co-Manager or Syndication Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not a Lead Arranger, Bookrunner, Co-Manager or Syndication Agent hereunder. Each Initial Incremental Term Loan Lender acknowledges that it has, independently and without reliance upon any Lead Arranger, Bookrunner, Co-Manager or Syndication Agent and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Initial Incremental Term Loan Lender also acknowledges that it will, independently and without reliance upon any Lead Arranger, Bookrunner, Co- Manager or Syndication Agent and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder. No Lead Arranger, Bookrunner, Co-Manager or Syndication Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Initial Incremental Term Loan Lenders or to provide any Initial Incremental Term Loan Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Incremental Term Loan or at any time or times thereafter, and no Lead Arranger, Bookrunner, Co- Manager or Syndication Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Initial Incremental Term Loan Lenders.

2. Applicable Margin. The Applicable Margin for the Incremental Term Loan shall mean, as of any date of determination, (a) with respect to any Incremental Term Loan that is a Eurodollar Rate Loan, 3.25% per annum; and (b) with respect to any Incremental Term Loan that is a Base Rate Loan, 2.25% per annum.

3. Maturity. March 12, 2020 (the “Incremental Term Loan Maturity Date”).

4. Upfront Fee/OID. The Borrower shall pay to the Lead Arrangers for the account of each Initial Incremental Term Loan Lender upfront fees (“Upfront Fees”), at a rate equal to 1.0% of the aggregate Incremental Term Loan funded on the Closing Date (as defined below).  Upfront Fees shall be due and payable on the Closing Date to each Initial Incremental Term Loan Lender lending the Incremental Term Loan on the Closing Date.  At the option of the Lead Arrangers, the Upfront Fees may be structured as original issue discount.

5. Incremental Term Loan Commitment.

(a) The New Term Loan Commitment of the Initial Incremental Term Loan Lenders to make the Incremental Term Loan (such commitment, the “Incremental Term Loan Commitment”) is $100,000,000.  Each Initial Incremental Term Loan Lender severally agrees to make an Incremental Term Loan to the Borrower on the Closing Date in an aggregate amount up to but not exceeding the amount set opposite such Initial Incremental Term Loan Lender’s name on Schedule I attached hereto, subject to the terms hereof.

(b) On the date hereof, subject to the terms and conditions hereof, the Borrower may draw the Incremental Term Loan in the aggregate amount of $100,000,000 in one drawing (the date of such drawing, the “Closing Date”); provided the Incremental Term Loan Commitment shall be permanently reduced to zero after the making of the Incremental Term Loan. Any amount of the Incremental Term Loan borrowed and subsequently repaid or prepaid may not be reborrowed.

6. Borrowing Mechanics for the Incremental Term Loan.

(a) Subject to Section 2.24 of the Credit Agreement, the Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the Closing Date.  Except as otherwise provided herein, the Funding Notice to the extent it requests a funding of Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith. Notwithstanding the foregoing, the Administrative Agent may agree to shorter time periods with respect to the delivery of any Funding Notice.

(b) Notice of receipt of the Funding Notice shall be provided by the Administrative Agent to each Initial Incremental Term Loan Lender by telefacsimile with reasonable promptness, but (provided the Administrative Agent shall have received such Funding Notice by 11:00 a.m. (New York City time)) not later than 1:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of the Funding Notice from the Borrower.

(c) The Initial Incremental Term Loan Lenders shall make the requested Incremental Term Loan available to the Administrative Agent not later than 2:00 p.m. (New York City time) on the Closing Date by wire transfer of same day funds in Dollars, at the Principal Office of the Administrative Agent.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Incremental Term Loan available to the Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of the Incremental Term Loan received by the Administrative Agent from the Initial Incremental Term Loan Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or such other account as may be designated in writing to the Administrative Agent by the Borrower (it being understood and agreed that the Administrative Agent shall have no obligation to make the proceeds of any Incremental Term Loan requested pursuant to any Funding Notice available to the Borrower on the Closing Date unless it has received the Incremental Term Loan from the Initial Incremental Term Loan Lenders).

7. Conditions Precedent.

(a) The effectiveness of this Agreement and the obligations of each Initial Incremental Term Loan Lender to make a Credit Extension of the Incremental Term Loan on the Closing Date shall be subject to the satisfaction, or waiver in accordance with Section 11.05 of the Credit Agreement, of the following conditions on or before the Closing Date:

(i)

as of the Closing Date, the representations and warranties contained in the Credit Agreement and in the other Credit Documents shall be true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(ii)

as of the Closing Date, no event shall have occurred and be continuing or would result from the consummation of the Credit Extension on the Closing Date that would constitute an Event of Default or a Default;

(iii)

the Administrative Agent and each Lead Arranger shall have received (A) a customary solvency certificate from the chief financial officer of the Borrower, (B) customary opinions of counsel to the Borrower and the Guarantors, (C) customary corporate resolutions and closing certificates and (D) if requested by any Initial Incremental Term Loan Lender, a Term Loan Note executed by the Borrower in favor of such Initial Incremental Term Loan Lender;

(iv)

all fees due to the Administrative Agent, the Lead Arrangers and the Initial Incremental Term Loan Lenders pursuant to Section 4 above, under the Engagement Letter and as otherwise may be agreed to be paid on the Closing Date, and all expenses to be paid or reimbursed under the Engagement Letter or any Credit Document to the Administrative Agent, the Lead Arrangers and the Initial Incremental Term Loan Lenders that have been invoiced at least two Business Days prior to the Closing Date, shall have been paid;

(v)

so long as requested at least ten Business Days prior to the Closing Date, each Initial Incremental Term Loan Lender shall have received at least three Business Days prior to the Closing Date, all documentation and other information with respect to the Borrower and the Guarantors that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act;

(vi)

the Administrative Agent, each Lead Arranger shall have received: (A) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of the Borrower for the three most recently completed Fiscal Years of the Borrower ended at least 90 days before the Closing Date, accompanied by an unqualified report thereon by their respective independent registered public accountants; (B) the unaudited consolidated balance sheets and related statements of operations and cash flows of each of the Borrower for each subsequent Fiscal Quarter of the Borrower ended at least 45 days before the Closing Date; and (C) pro forma balance sheet and related statement of operations of the Borrower and its Subsidiaries as of and for the most recent Fiscal Year for which audited financial statements are required and any interim period and as of and for the period ending with the latest annual or quarterly period of the Borrower covered by clauses (A) and (B) above, in each case after giving effect to the Credit Extension under this Agreement (the “Pro Forma Financial Statements”), all of which financial statements shall be prepared in accordance with generally accepted accounting principles in the United States and comply with in all material respects the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to a registration statement under the Securities Act on Form S-1 (except that it is understood and agreed that the Pro Forma Financial Statements for any last 12-month period which does not correspond with a Fiscal Year end may not comply with Regulation S-X only insofar that Regulation S-X contemplates Fiscal Year and interim period pro forma financial statements rather than “last 12-month” pro forma financial statements);

(vii)

as of the Closing Date, (x) the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Article 7 of the Credit Agreement as of the last day of the most recently ended Fiscal Quarter or Fiscal Year for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of the Credit Agreement after giving effect to such New Term Loan Commitments and (y) the pro forma Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter or Fiscal Year for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of the Credit Agreement (after giving effect to the Incremental Term Loan Commitment) shall be less than 3.25 to 1.00; and

(viii)	the Administrative Agent shall have received a Funding Notice in accordance with Section 6(a) hereof.

8. Principal Payments. The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Incremental Term Loan Lenders (i) the principal amount of the Incremental Term Loan in consecutive quarterly installments, equal to (A) 1.25% per quarter of the original aggregate principal amount of the Incremental Term Loan due and payable on the last Business Day of each Fiscal Quarter of 2016, (B) 1.875% per quarter of the original aggregate principal amount of the Incremental Term Loan due and payable on the last day of each Fiscal Quarter of each of 2017 and 2018 and (C) 2.50% per quarter of the original aggregate principal amount of the Incremental Term Loan due and payable on the last day of each Fiscal Quarter thereafter until the Incremental Term Loan Maturity Date and (ii) the principal amount of the Incremental Term Loan outstanding as of the Incremental Term Loan Maturity Date.

9. Prepayments.

(a) Optional.

All voluntary prepayments of the Incremental Term Loan shall be made in accordance with Section 2.13 of the Credit Agreement and shall be applied to the remaining amortization payments as directed by the Borrower (or, if the Borrower has not made such designation, in direct order of maturity); and each such prepayment shall be paid to the Incremental Term Loan Lenders on a pro rata basis.

(b) Mandatory.

(i)

Within ten Business Days after a Compliance Certificate has been delivered pursuant to Section 5.01(d) of the Credit Agreement in connection with the delivery of annual financials pursuant to Section 5.01(b) of the Credit Agreement, the Borrower shall prepay, subject to Section 2.18(c) of the Credit Agreement, an aggregate principal amount of the Incremental Term Loan in an amount equal to (A) 50% (as may be adjusted pursuant to the proviso below) of Excess Cash Flow for the Fiscal Year covered by such financial statements commencing with the Fiscal Year ending on December 31, 2016, minus (B) the sum of the aggregate amount of voluntary principal prepayments of the Incremental Term Loan (except prepayments of (x) Swing Line Loans and (y) Revolving Loans that are not accompanied by a corresponding permanent reduction of the Revolving Commitment), in each case other than to the extent that any such prepayment is funded with the proceeds of long-term Indebtedness; provided that such percentage in respect of any Fiscal Year shall be reduced to 25% or 0% if the Total Leverage Ratio as of the last day of such Fiscal Year was less than 2.00:1.00 or 1.50:1.00, respectively.

(ii)

If the Borrower or any Restricted Subsidiary disposes of any property or assets (other than (A) any Asset Sale of the equity of Cypress Semiconductor (Minnesota) Inc. or the assets owned by Cypress Semiconductor (Minnesota) Inc. as of the Closing Date or (B) any Asset Sale (x) to a Credit Party or (y) by a Restricted Subsidiary that is not a Credit Party to another Restricted Subsidiary that is not a Credit Party) pursuant to an Asset Sale, (1) the Borrower shall give written notice to the Administrative Agent thereof promptly after the date of receipt of Net Cash Proceeds from such Asset Sale and (2) except to the extent the Borrower elects in such notice to reinvest all or a portion of such Net Cash Proceeds in accordance with Section 9(b)(iii) below), the Borrower shall prepay, subject to Section 2.18(c) of the Credit Agreement an aggregate principal amount of the Incremental Term Loan in an amount equal to 100% of all Net Cash Proceeds received from such Asset Sale within ten Business Days of receipt thereof by the Borrower or such Restricted Subsidiary; provided that the Borrower may use a portion of the Net Cash Proceeds received from such Asset Sale to prepay or repurchase any other Indebtedness that is secured by the Collateral on a first lien “equal and ratable” basis with Liens securing the Obligations to the extent such other Indebtedness and the Liens securing the same are permitted under the Credit Agreement and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Asset Sale, to the extent not deducted in the calculation of Net Cash Proceeds, in each case in an amount not to exceed the product of (1) the amount of such Net Cash Proceeds and (2) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars) and the denominator of which is the aggregate outstanding principal amount of the Incremental Term Loan and such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars).

(iii)

With respect to any Net Cash Proceeds realized or received with respect to any Asset Sale at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in the business within 365 days following receipt of such Net Cash Proceeds (or, if the Borrower or the relevant Restricted Subsidiary, as applicable, has contractually committed within 365 days following receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds, then within 545 days following receipt of such Net Cash Proceeds); provided, however, that if any of such Net Cash Proceeds are no longer intended to be so reinvested at any time after the occurrence of the relevant Asset Sale (or are not reinvested within such 365 days or 545 days, as applicable), an amount equal to any such Net Cash Proceeds shall be promptly applied to the prepayment of the Incremental Term Loan as set forth in Section 9(b)(ii) above.

(iv)

Upon the incurrence or issuance by the Borrower or any Restricted Subsidiary of any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 6.01 of the Credit Agreement (a “Debt Issuance”), the Borrower shall prepay, subject to Section 2.18(c) of the Credit Agreement, an aggregate principal amount of the Incremental Term Loan in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary.

(v)

Amounts to be applied to the Incremental Term Loan in connection with prepayments made pursuant to this Section 9(b) shall be applied to the remaining scheduled installments with respect to the Incremental Term Loan in direct order of maturity. Each prepayment of the Incremental Term Loan pursuant to this Section 9(b) shall be applied on a pro rata basis to the then outstanding Base Rate Loans and Eurodollar Rate Loans; provided that, if there are no Declining Lenders with respect to such prepayment, then the amount thereof shall be applied first to Base Rate Loans under such Facility to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount payable by the Borrower in respect of such prepayment pursuant to Section 2.18(c) of the Credit Agreement.

(vi)

All prepayments under this Section 9 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 2.18(c) of the Credit Agreement.  Notwithstanding any of the other provisions of this Section 9, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 9, other than on the last day of the Interest Period therefor, either the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a cash collateral account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of such Loans in accordance with this Section 9(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of the outstanding amount of the Incremental Term Loan in accordance with this Section 9(b).

(vii)

Notwithstanding any other provisions of this Section 9, mandatory prepayments as a result of Section 9(b)(i) and (ii) of, or in respect of, a Foreign Subsidiary (i) may be retained by the applicable Foreign Subsidiary to the extent the making of any such mandatory prepayment from the Net Cash Proceeds of any Asset Sale received by any Foreign Subsidiary or Excess Cash Flow in respect of a Foreign Subsidiary would give rise to a materially adverse tax consequence as reasonably determined in good faith by the Borrower (taking into account any foreign tax credit or benefit received in connection with such repatriation and after the Borrower and the applicable Foreign Subsidiary have used commercially reasonable efforts to mitigate such materially adverse tax consequence in order to make such prepayments) and may be retained by the applicable Foreign Subsidiary so long as such material adverse tax consequence continues to exist; provided that (x) on or before the date on which such amounts so retained would otherwise have been required to be applied to reinvestments or prepayments, the Borrower shall apply an amount equal to such Net Cash Proceeds of any such Asset Sale or Excess Cash Flow as if such Net Cash Proceeds of any such Asset Sale or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional Taxes that would have been payable or reserved against if such Net Cash Proceeds of any such Asset Sale or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds of any such Asset Sale or Excess Cash Flow that would have been payable if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds of any such Asset Sale or any such Excess Cash Flow shall be applied to prepay any Indebtedness of a Foreign Subsidiary permitted to be prepaid by the Credit Agreement or reinvested in the business of the Borrower or any of the other subsidiaries; provided further that if an Event of Default is then continuing, no prepayment of any such Indebtedness (other than any prepayment required by the terms of such Indebtedness) or reinvestments shall be permitted and (iii) may be retained if prohibited under applicable local law (as reasonably determined by the Borrower); provided that such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to use commercially reasonable efforts to take such actions required by the applicable local law to permit such repatriation), and once such repatriation is permitted under the applicable local law, such repatriation shall be promptly effected.

(c) Term Lender Opt-Out. With respect to any prepayment of the Incremental Term Loan pursuant to Section 9(b)(i) or (ii), any Incremental Term Loan Lender, at its option (but solely to the extent the Borrower elects for this clause (c) to be applicable to a given prepayment), may elect not to accept such prepayment as provided below.  The Borrower may notify the Administrative Agent of any event giving rise to a prepayment under Section 9(b)(i) or (ii) at least ten Business Days prior to the date of such prepayment.   Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under Section 9(b)(i) or (ii) (the “Prepayment Amount”).  The Administrative Agent will promptly notify each Incremental Term Loan Lender of the contents of any such prepayment notice so received from the Borrower, including the date on which such prepayment is to be made (the “Prepayment Date”).  Any Incremental Term Loan Lender may (but solely to the extent the Borrower elects for this clause (c) to be applicable to a given prepayment) decline to accept all (but not less than all) of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than five Business Days after the date of such Incremental Term Loan Lender’s receipt of notice from the Administrative Agent regarding such prepayment.  If any Incremental Term Loan Lender does not give a notice to the Administrative Agent on or prior to such fifth Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Incremental Term Loan Lender will be deemed to have accepted such prepayment.  On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Administrative Agent by the Borrower and applied by the Administrative Agent ratably to prepay the Incremental Term Loan owing to the Incremental Term Loan Lenders (other than Declining Lenders) in the manner described in Section 9(b) for such prepayment.  Any amounts that would otherwise have been applied to prepay the Incremental Term Loan owing to Declining Lenders shall be retained by the Borrower.

10. Post-Closing Obligations. Each applicable Credit Party shall deliver to Administrative Agent the following with respect to each Closing Date Mortgaged Property within 90 days of the Closing Date:

(a) fully executed and notarized amendments to the existing Mortgages securing each Closing Date Mortgaged Property reasonably satisfactory to the Collateral Agent (the “Mortgage Amendments”), in proper form for recording in all appropriate places in all applicable jurisdictions;

(b) with respect to each Closing Date Mortgaged Property (other than the Closing Date Mortgaged Property located in Austin, Texas (the “Texas Property”)), a Mortgage modification endorsement ALTA 11-06 (or such similar mortgage modification endorsement reasonably satisfactory to the Collateral Agent) to the existing ALTA mortgagee title insurance policies insuring the Collateral Agent with respect to each such Closing Date Mortgaged Property, and evidence satisfactory to the Collateral Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy Update and all recording and stamp taxes (including mortgage recording and intangible taxes, if any) payable in connection with recording the Mortgage Amendments for each such Closing Date Property in the appropriate real estate records; and

(c) with respect to the Texas Property, (A) an ALTA mortgagee title insurance policy or unconditional commitment therefor issued by a title company reasonably satisfactory to the Collateral Agent with respect to the Mortgage Amendment for the Texas Property, in an amount not less than the fair market value of the Texas Property, in form and substance reasonably satisfactory to the Collateral Agent and (B) evidence satisfactory to the Collateral Agent that the applicable Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of such ALTA mortgagee title insurance policy and all recording and stamp taxes (including mortgage recording and intangible taxes, if any) payable in connection with recording the Mortgage Amendment for the Texas Property in the appropriate real estate records.

11. Definitions. The following terms used herein have the following meanings: “Engagement Letter” means that certain Term Loan A Facility Amended and Restated Engagement Letter, dated as of December 7, 2015, among the Borrower, CS, Credit Suisse AG, Cayman Islands Branch and FTB.

“Excess Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,

minus (without duplication and without duplication of deductions or additions in any prior or future period):

(a) repayments, prepayments and other cash payments made with respect to the principal of any Indebtedness or the principal component of any Capital Lease Obligations of such Person or any of its Restricted Subsidiaries during such period (excluding voluntary and mandatory prepayments of Term Loans, but including all premium, make-whole or penalty payments paid in cash (to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments are not otherwise prohibited under the Credit Agreement) and all repayments with respect to revolving Indebtedness to the extent accompanied by a corresponding reduction in commitments); provided that, with respect to any mandatory prepayment of Indebtedness (other than, for the avoidance of doubt, Term Loans), such prepayments shall only be deducted pursuant to this clause (a) to the extent not deducted in the computation of net proceeds in respect of the asset disposition or condemnation giving rise thereto; minus

(b) (i) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of capital expenditures, acquisitions of intellectual property, acquisitions, Investments and Restricted Payments (but only to the extent limited to ordinary course dividends based on historic practice), and (ii) cash payments that such Person or any of its Restricted Subsidiaries is required to make in respect of capital expenditures, acquisitions of intellectual property, acquisitions and Investments within 365 days after the end of such period pursuant to binding obligations entered into prior to or during such period; provided that amounts described in this clause (ii) will not reduce Excess Cash Flow in subsequent periods, and, to the extent not paid, will increase Excess Cash Flow in the subsequent period; minus

(c) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of (i) long-term liabilities other than Indebtedness or (ii) items for which an accrual or reserve was established in a prior period, in each case to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income; minus

(d) (i) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of Taxes, to the extent such payments exceed the amount of tax expense deducted in calculating such Consolidated Net Income, and (ii) cash payments that such Person or any of its Restricted Subsidiaries will be required to make in respect of Taxes within 180 days after the end of such period; provided that amounts described in this clause (ii) will not reduce Excess Cash Flow in subsequent periods; minus

(e) all cash payments and other cash expenditures made by such Person or any of its Restricted Subsidiaries during such period that were not expensed during such period in accordance with GAAP; minus

(f) all non-cash credits included in calculating such Consolidated Net Income; minus

(g) an amount equal to the sum of (i) the increase in the working capital of such Person during such period, if any, plus (ii) the increase in long-term accounts receivable of such Person and its Restricted Subsidiaries, if any;

plus (without duplication and without duplication of deductions or additions in any prior or future period):

(a) all non-cash charges, losses and expenses (including, without limitation, Taxes) of such Person or any of its Restricted Subsidiaries that were deducted in calculating such Consolidated Net Income; plus

(b) all cash payments received by such Person or any of its Restricted Subsidiaries during such period with respect to swap contracts that were not treated as revenue or net income under GAAP; plus

(c) an amount equal to the sum of (i) the decrease in working capital of such Person during such period, if any, plus (ii) the decrease in long-term accounts receivable of such Person and its Restricted Subsidiaries, if any (other than any such increases contemplated by clauses (i) and (ii) of this clause (c) that are directly attributable to acquisitions of a Person or business unit by the Borrower and its Restricted Subsidiaries during such period); plus

(d) all amounts referred to in clauses (a) and (b) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (other than proceeds of revolving loans), the sale or issuance of Equity Interests, the proceeds of any Asset Sales outside the ordinary course of business or other proceeds not included in Consolidated Net Income.

“Lead Arrangers” means each of CS and FTB, in their capacity as joint lead arrangers and joint bookrunners for the Incremental Term Loan.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale, the aggregate amount of all cash (which term, for the purpose of this paragraph, shall include cash equivalents) proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or otherwise, but only as and when received) actually received in respect of such Asset Sale, including property insurance or condemnation proceeds paid on account of any loss of or damage to, or any condemnation or other taking of, any property, net of (i) all reasonable attorneys’ fees, accountants’ fees, investment banking fees, brokerage, consultant and other customary fees and survey costs, title insurance premiums, and related search and recording charges, commissions, title and recording tax expenses and other reasonable fees and expenses incurred in connection therewith, (ii) all Taxes paid or reasonably estimated to be payable as a result thereof, (iii) all payments made, and all installment payments required to be made, with respect to any obligation (A) that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or (B) that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, (iv) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale, or to any other Person (other than the Borrower or any of its Restricted Subsidiaries) owning a beneficial interest in the assets disposed of in such Asset Sale, and (v) the amount of any reserves established by the Borrower or any of its Restricted Subsidiaries in accordance with GAAP to fund purchase price or similar adjustments, indemnities or liabilities, contingent or otherwise, reasonably estimated to be payable in connection with such Asset Sale (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and

(b) with respect to any Debt Issuance, the aggregate amount of all cash proceeds received (including in escrow) in respect of such Debt Issuance, net of all reasonable attorneys’ fees, accountants’ fees, investment banking fees, brokerage, consultant and other customary fees and other reasonable fees, expenses, costs, underwriting discounts and commissions incurred in connection therewith and net of Taxes paid or reasonably estimated to be payable as a result thereof.

12. Indemnity. Each Lead Arranger in its capacity as an arranger of the Incremental Term Loan shall be deemed to be an “Indemnitee” under Section 11.03 of the Credit Agreement and shall have all the rights with respect thereto as if it were an “Indemnitee” thereunder.

13. Rights as Lender. Each Lead Arranger in its capacity as an arranger of the Incremental Term Loan shall be deemed to be a “Lender” under Section 11.23 of the Credit Agreement and shall have all the rights with respect thereto as if it were a “Lender” thereunder.

14. Assignments. The Administrative Agent hereby acknowledges and agrees that the registration and processing fee of $3,500 shall not be payable with respect to assignments of the Incremental Term Loan (x) in connection with the primary syndication thereof and (y) to or by any Initial Incremental Term Loan Lender or its Affiliates.

15. Eligible Assignee. By its execution of this Agreement, each Initial Incremental Term Loan Lender represents and warrants that it is an Eligible Assignee.

16. Notice. For purposes of the Credit Agreement, the initial notice address of each Initial Incremental Term Loan Lender shall be the address set forth opposite such Initial Incremental Term Loan Lender on Schedule I attached hereto.

17. Use of Proceeds. The proceeds of the Incremental Term Loan shall be applied by the Borrower solely for the purpose of (i) repurchasing a portion of the Borrower’s outstanding Equity Interests and/or reimbursing the Borrower’s use of cash on the balance sheet to repurchase a portion of the Borrower’s outstanding Equity Interests, (ii) refinancing a portion of the Borrower’s Revolving Loans outstanding under the Credit Agreement and (iii) paying any fees and expenses in connection therewith. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or could reasonably be expected to cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

18. Non-US Lenders. Each Initial Incremental Term Loan Lender shall have delivered herewith to the Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Initial Incremental Term Loan Lender may be required to deliver to the Administrative Agent pursuant to Section 2.20 of the Credit Agreement.

19. Recordation of the Incremental Term Loan. Upon execution and delivery hereof, the Administrative Agent will record the Incremental Term Loan made by each Initial Incremental Term Loan Lender in the Register.

20. Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

21. Credit Agreement Governs. Except as set forth in this Agreement, Incremental Term Loan shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

22. Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

23. Reaffirmation by the Credit Parties. Without limiting its obligations under or the provisions of the Credit Agreement and the Collateral Documents, each Credit Party hereby (a) acknowledges that the terms “Obligations”, “Guaranteed Obligations” and “Secured Obligations” (and terms of similar import used in the Credit Documents) shall include the unpaid principal of, and accrued and unpaid interest on (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Incremental Term Loan, (b) affirms and confirms its guaranty obligations under Article 8 of the Credit Agreement and its pledges, grants, indemnification obligations and other commitments and obligations under the Credit Agreement and each Collateral Document to which it is a party, in each case after giving effect to this Agreement and the incurrence of the Incremental Term Loan and the effectiveness of the Incremental Term Loan Commitment contemplated hereby, (c) agrees that each Collateral Document to which it is a party and all guarantees, pledges, grants and other commitments and obligations thereunder and under the Credit Agreement shall continue to be in full force and effect following the effectiveness of this Agreement (and shall apply in all respects to the obligations of the Borrower in respect of the Incremental Term Loan) and (d) confirms that all of the Liens and security interests created and arising under the Collateral Documents remain in full force and effect, and are not released or reduced, as collateral security for the Secured Obligations (including any such Secured Obligations in respect of the Incremental Term Loan).

24. Effect of this Agreement. This Agreement shall constitute a “Joinder Agreement” for all purposes of the Credit Agreement and the other Credit Documents.

25. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST- JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

26. CONSENT TO JURISDICTION. THE TERMS AND PROVISIONS OF SECTION 11.15 OF THE CREDIT AGREEMENT ARE INCORPORATED BY REFERENCE HEREIN AS IF FULLY SET FORTH HEREIN.

27. Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

28. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first written above.

CYPRESS SEMICONDUCTOR CORPORATION

By:	/s/ Thad Trent
Name:	Thad Trent
Title:	Chief Financial Officer, Executive Vice President, Finance & Administration and Assistant Secretary

CYPRESS SEMICONDUCTOR (MINNESOTA) INC.

By:	/s/ Thad Trent
Name:	Thad Trent
Title:	Chief Financial Officer and Vice President

SPANSION INC.

By:	/s/ Thad Trent
Name:	Thad Trent
Title:	Secretary

SPANSION LLC

By:	/s/ Thad Trent
Name:	Thad Trent
Title:	Chief Financial Officer, President and Secretary

SPANSION TECHNOLOGY LLC

By:	/s/ Thad Trent
Name:	Thad Trent
Title:	Chief Financial Officer, President and Secretary

SPANSION INTERNATIONAL AM, INC.

By:	/s/ Thad Trent
Name:	Thad Trent
Title:	Chief Executive Officer

Signature Page Joinder

SPANSION INTERNATIONAL TRADING, INC.

By:	/s/ Thomas Geren
Name:	Thomas Geren
Title:	President

Signature Page Joinder

BMO HARRIS BANK, N.A., as an Initial Incremental Revolving Loan Lender

By:	/s/ Michael Kus
Name:	Michael Kus
Title:	Managing Director

Signature Page Joinder

CIT BANK, N.A., as an Initial Incremental Term Loan Lender

By:	/s/ Terence Sullivan
Name:	Terence Sullivan
Title:	Managing Director

Signature Page Joinder

[FIRSTBANK PUERTO RICO D/B/A FIRSTBANK FLORIDA], as an Initial Incremental Term Loan Lender

By:	/s/ Jose M. Lacasa
Name:	Jose M. Lacasa
Title:	Senior Vice President

By:	/s/ James Neira
Name:	James Neira
Title:	Vice President

Signature Page Joinder

JPMORGAN CHASE BANK, N.A., as an Initial Incremental Term Loan Leader

By:	/s/ Caitlin Stewart
Name:	Caitlin Stewart
Title:	Vice President

Signature Page Joinder

SUNTRUST BANK, as an Initial Incremental Term Loan Lender

By:	/s/ Min Park
Name:	Min Park
Title:	Vice President

Signature Page Joinder

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Collateral Agent

By:	/s/ Stephen B. King
Name:	Stephen B. King
Title:	Vice President

Signature Page Joinder

SCHEDULE I

Incremental Term Loan Commitments

Lender	Incremental Term Loan Commitment	Pro Rata Share	Initial Notice Address
BMO Harris Bank, N.A.	$40,000,000	40%	115 S. LaSalle Street 25th Floor West Chicago, IL 60603
CIT Bank, N.A.	$15,000,000	15%	888 East Walnut Street Pasadena, CA 91101
FirstBank Puerto Rico d/b/a First Bank Florida	$10,000,000	10%	701 Waterford Way, Suite #800 Miami, FL 33126
JPMorgan Chase Bank, N.A.	$25,000,000	25%	560 Mission San Francisco, CA 94105
SunTrust Bank	$10,000,000	10%	303 Peachtree Street Suite 3600 Atlanta, GA 30308
Total.....................................	$100,000,000	100%